SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Ares Multi-Strategy Credit Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2000 Avenue of the Stars
12th Floor
Los Angeles, California 90067

Telephone Number (including area code):     (310) 201-4100

Name and address of agent for service of process:

Michael D. Weiner
Daniel J. Hall
2000 Avenue of the Stars
12th Floor
Los Angeles, California 90067

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒              No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Los Angeles and state of California on the 20th day of March, 2013.

ARES MULTI-STRATEGY CREDIT FUND, INC.

			By:	/s/ Seth J. Brufsky
				Name:	Seth J. Brufsky
				Title:	President and Chief Executive Officer

Attest:	/s/ Daniel Nguyen
	Name:	Daniel Nguyen
	Title:	Chief Financial Officer